Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 2 to the Registration Statement on Form N-14 (the “Registration Statement”) of our report dated February 28, 2011, relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to Shareholders of Forward Banking and Finance Fund and Forward Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firms (“Auditors”)” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

February 1, 2012